Exhibit 99.1

News Release

Investor or Corporate Contact:
Jeff Yesner
Direct Insite Corp.
631-873-2900
jeff.yesner@directinsite.com

Direct Insite Corp. to Present at Rodman & Renshaw Annual Global Investment Conference in New York City

FT. LAUDERDALE, FL, September 4, 2013 -- Direct Insite Corp. (OTC BB: DIRI.OB), a leading provider of cloud-based e-invoicing solutions for Accounts Payable and Accounts Receivable Transformation, announced today that Matthew E. Oakes, President, Chief Executive Officer and Director, will present at the Rodman & Renshaw Annual Global Investment Conference on Monday, September 9, 2013 in New York City.  The Company’s presentation is scheduled to begin at 9 a.m. EDT.

A copy of the presentation materials will be available on the Company’s website at www.directinsite.com.

For more information on the Rodman & Renshaw Annual Global Investment Conference, visit www.rodm.com.

About Direct Insite Corp.
Direct Insite Corp. delivers cloud-based e-invoicing solutions for AP, AR and payments automation.  For nine years, Direct Insite has built a track record in automating some of the most demanding financial environments, including the shared services organizations of Fortune 3000 companies. Today, over 300,000 suppliers and customers use our e-invoicing network across 100 countries (representing more than 35 currencies and 17 languages).  Direct Insite’s Invoices On-Line™ (IOL) suite simplifies AP and AR processes such as: electronic invoice distribution and submission; purchase order submission, distribution and acknowledgement, invoice processing and validation, line-item matching, approval routing, invoice consolidation, dispute management, e-payment processing, and reporting and analysis.  To learn more, visit www.directinsite.com.

About Rodman & Renshaw
Rodman & Renshaw provides private placements, underwriting, mergers & acquisitions support, equity research, and alternative financing techniques for its clients, with a special focus on emerging companies in the life sciences (biotech) sector. It is also the market maker for many companies in that industry. Rodman & Renshaw has also performed investment banking services for the environmental, technology, security, oil and gas, retail and logistics industries. Former presidential candidate and retired general, Wesley Clark, is chairman of Rodman & Renshaw.

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